Exhibit 99.1

Marker Therapeutics Awarded $9.5 Million Grant from the Cancer Prevention & Research Institute of Texas (CPRIT) to Support the Investigation of MT-601 in Patients with Pancreatic Cancer

Houston, TX – December 17, 2024 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the Company has been awarded a $9.5 million grant from the Cancer Prevention & Research Institute of Texas (CPRIT) to support the clinical investigation of MT-601 in patients with metastatic pancreatic cancer.

The CPRIT grant is intended to support the Company’s Phase 1 PANACEA study (clinicaltrials.gov Identifier: NCT06549751) evaluating the safety and tolerability of MT-601, a multi-tumor associated antigen (multiTAA)-specific T cell product, in patients with metastatic pancreatic cancer.

The Company’s lead asset, MT-601, is currently being studied in patients with CD19-CAR relapsed lymphoma as the primary indication (clinicaltrials.gov identifier: NCT05798897). Marker previously reported that one of the Principal Investigators presented preliminary safety and efficacy with sustained objective responses observed in three study participants treated at City of Hope National Medical Center (Press Release, April 8, 2024). MT-601 recognizes multiple targets within six tumor-specific antigens that are highly expressed among different cancer indications. Due to the broad target recognition profile of MT-601, the Company plans to investigate its potential application beyond lymphoma in patients with solid tumors.

The use of MT-601 in solid tumors is supported by preliminary efficacy data of a previous study conducted at Baylor College of Medicine investigating multiTAA-specific T cells in patients with pancreatic cancer who received treatment in conjunction with frontline chemotherapy (Phase 1 Trial in Pancreatic Adenocarcinoma (TACTOPS), June 1, 2020; clinicaltrials.gov identifier: NCT03192462). In this study, the multiTAA-specific T cell product targeted five of the six tumor-antigens used in MT-601. In the 13 patients treated, administration of multiTAA-specific T cells was associated with a favorable safety profile and durable cancer control, including 1 complete response, 3 partial responses and 6 patients with stable disease. Notably, measurable tumor responses were observed in 4 patients, and 9 patients exceeded the median overall survival of historical controls of patients receiving chemotherapy alone.

“We are pleased to receive $9.5 million from CPRIT to explore MT-601 in our Phase 1 study in patients with pancreatic cancer,” said Juan Vera, M.D., President and CEO of Marker Therapeutics. “The CPRIT application underwent multiple rounds of review by expert panels, and being awarded this grant underscores the innovation behind our therapy and recognizes the potential impact of our study.”

Including this CPRIT grant, the Company has been awarded over $30 million in non-dilutive funding from governmental institutions including FDA, NIH and CPRIT. Most recently, the Company was awarded a $2 million grant from the NIH Small Business Innovation Research (SBIR) program to support the investigation of MT-601 in patients with pancreatic cancer. Together with the $9.5 million from CPRIT, Marker will use these funds to advance MT-601 in pancreatic cancer and anticipates clinical program initiation in 2025.

Dr. Vera added: “Being awarded with a total of $9.5 million from CPRIT and $2 million from the NIH SBIR program to advance our lead asset, MT-601, beyond lymphoma to pancreatic cancer is an important acknowledgement of our work and reflects the reviewers’ confidence in our study. With the support of these highly competitive grants from CPRIT and NIH, we will be able to advance MT-601 in pancreatic cancer without affecting operations in the ongoing study of MT-601 in patients with lymphoma.”

About the Cancer Prevention and Research Institute of Texas (CPRIT)

Created by the Texas Legislature and approved by a statewide vote in 2007, the Cancer Prevention and Research Institute of Texas (CPRIT) leads the Lone Star State’s fight against cancer. In 2019, Texas voters again voted overwhelmingly to support CPRIT with an additional $3 billion, for a total $6 billion investment in cancer research and prevention. To date, the agency has awarded more than $3.7 billion in grants to Texas research institutions and organizations through its academic research, prevention, and product development research programs. CPRIT has also recruited 324 distinguished researchers to Texas, supported the establishment, expansion, or relocation of 74 companies to Texas, and supported 10.1 million prevention services reaching all 254 counties in Texas.

About MT-601

The Company’s lead product, MT-601, is a multi-tumor associated antigen (multiTAA)-specific T cell product that utilizes a non-genetically modified approach that specifically targets six different tumor antigens upregulated in cancer cells (Survivin, PRAME, WT-1, NY-ESO-1, SSX-2, MAGE-A4). Marker is currently investigating MT-601 in the Company-sponsored Phase 1 APOLLO trial (clinicaltrials.gov identifier: NCT05798897) for the treatment of patients with lymphoma who have relapsed after or where CD19 CAR-T cell therapy is not an option. The broad target recognition profile of MT-601 allows its potential application in indications other than lymphoma, including solid tumors such as pancreatic cancer.

About multiTAA-specific T cells

The multi-tumor associated antigen (multiTAA)-specific T cell platform is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Unlike other T cell therapies, multiTAA-specific T cells allow the recognition of hundreds of different epitopes within up to six tumor-specific antigens, thereby reducing the possibility of tumor escape. Since multiTAA-specific T cells are not genetically engineered, Marker believes that its product candidates will be easier and less expensive to manufacture, with an improved safety profile, compared to current engineered T cell approaches, and may provide patients with meaningful clinical benefits.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. Clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic multiTAA-specific T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma or with pancreatic cancer. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

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